Exhibit 8.1

[Form of Opinion of Vedder, Price, Kaufman & Kammholz, P.C.]

, 2007

Board of Directors

MidWestOne Financial Group, Inc.

222 First Avenue East

Oskaloosa, Iowa 52577

Ladies and Gentlemen:

You have requested our opinion with regard to certain material federal income tax consequences of the proposed merger (the “Merger”) of MidWestOne Financial Group, Inc., an Iowa corporation (“MidWestOne”), with and into ISB Financial Corp., an Iowa corporation (“ISBF”), as provided in the Agreement and Plan of Merger between ISBF and MidWestOne, dated September 11, 2007 (the “Merger Agreement”). The Merger is further described in ISBF’s Form S-4 Registration Statement (the “Registration Statement”) filed with the Securities and Exchange Commission, which description is hereby incorporated in this opinion letter as part of the relevant facts. Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreement.

The Merger contemplates the acquisition, by statutory merger, of all of the assets and liabilities of MidWestOne by ISBF and the conversion of the common stock, par value $5.00 per share, of MidWestOne (“MidWestOne Common Stock”) into the right to receive shares of common stock, par value $1.00 per share, of ISBF (“ISBF Common Stock”). Each share of MidWestOne Common Stock issued and outstanding immediately prior to the Effective Time shall become, and automatically convert into, 0.95 shares of ISBF Common Stock. In lieu of ISBF issuing fractional shares of ISBF Common Stock in the Merger, MidWestOne shareholders will receive cash for any fractional share of ISBF Common Stock owed to them. The amount of cash MidWestOne shareholders will receive for any fractional shares will be calculated by multiplying the fractional share interest by the average of the per share closing prices of ISBF Common Stock for the ten (10) trading days immediately preceding the date of the Merger Agreement.

In connection with the preparation of this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in (i) the Registration Statement; (ii) the Merger Agreement; (iii) the representation letters dated                     , 2007 from each of MidWestOne and ISBF provided to us in connection with this opinion (the “Representation Letters”); and (iv) such other instruments and documents related to MidWestOne and ISBF as we have deemed necessary or appropriate.

                , 2007

We have also participated in the preparation of the discussion set forth under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement. In preparing such discussion and in rendering this opinion, we have assumed (without any independent investigation thereof) that: (a) documents (including signatures) submitted to us as originals are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; (b) any representation or statement in any of the documents referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant; (c) the Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the State of Iowa and applicable federal and state banking laws; and (d) the shares of MidWestOne Common Stock are held by the shareholders of MidWestOne as capital assets. This opinion is also based upon the limitations described under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, including the accuracy of the representations contained in the Representation Letters, it is our opinion that the statements made under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement, insofar as they constitute statements of law or legal conclusions are correct in all material respects.

In addition, and in accordance with Section 10.10 of the Merger Agreement, it is our opinion that for federal income tax purposes:

1.	The Merger of MidWestOne and ISBF will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

2.	No gain or loss will be recognized by MidWestOne as a result of the Merger (Code sections 1032(a), 361 and 357(a)); and

3.	No gain or loss will be recognized by the shareholders of MidWestOne who exchange all their shares of MidWestOne Common Stock solely for shares of ISBF Common Stock pursuant to the Merger, except that income, gain or loss will be recognized with respect to any cash received in lieu of a fractional share of ISBF Common Stock (Code Section 354(a)(1)).

                , 2007

Our opinions set forth above is based on the existing provisions of the Code, Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws. In reviewing this opinion letter, you should be aware that the opinions set forth above represent our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

This opinion letter is limited to U.S. federal income tax issues specifically considered herein and is addressed to and only for the benefit of MidWestOne. We do consent, however, to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.

TWO